CITY CENTER ON 7TH APARTMENT HOMES

PEMBROKE PINES, FL

425 Apartment Homes

275 Townhomes

SECOND QUARTER 2021

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

AIR COMMUNITIES

Page
2	Earnings Release

13	Consolidated Statements of Operations

15	Consolidated Balance Sheets

16	Schedule 1 – Funds From Operations Reconciliation

17	Schedule 2 – Funds From Operations Information

19	Schedule 3 – Property Net Operating Income

20	Schedule 4 – Apartment Home Summary

21	Schedule 5 – Capitalization and Financial Metrics

23	Schedule 6 – Same Store Operating Results

27	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Apartment Community Capital Additions Information

30	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Second Quarter 2021 Results – Full Year FFO Guidance Increased by 5%; Quarterly Dividend Raised by 2%

Denver, Colorado, July 29, 2021 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) announced today second quarter results for 2021 and an increase to full year Same Store Revenue, NOI and FFO guidance.

Chief Executive Officer Terry Considine comments: “Business is good! Strong consumer demand is driving higher occupancy and higher rents. The efficiency of the AIR business model is confirmed with peer-best operating margins, low corporate G&A, driving a 5% increase in full year FFO guidance.”

“Asking rents have now surpassed the pre-COVID peak and are at or above their long-term trend. Improving consumer demand and strong execution led to signed new rates up 2.7% in the second quarter… and up 9.5% month-to-date in July.”

"We are on track to meet leverage goals. In April, we issued $342 million of equity and used the proceeds to reduce debt. We expect similar proceeds from 3Q activity to sell our New York and Chicago properties, and a like amount from 4Q activities to sell properties outright or to joint ventures, with all proceeds applied to debt reduction.”

“We upgraded our portfolio with the $223 million purchase of City Center on 7th, a 700-apartment home community located in Pembroke Pines, Florida. We will increase 4Q property sales so that this purchase is funded on a leverage neutral basis.”

"We are well positioned for an excellent second half of 2021 and an even better 2022; our current loss to lease of 10% suggests double-digit revenue growth."

Chief Financial Officer Paul Beldin adds: “Second quarter FFO per share of $0.52 was $0.02 above the high-end of our guidance range due to better than anticipated property operations and lower than anticipated offsite costs.”

“With 80% of 2021 anticipated leasing activity completed, we now expect full year Same Store NOI growth between (0.50%) and 1.00%, with Same Store property operations contributing an incremental $0.08 to FFO per share at the midpoint. Our full year FFO expectations, at the mid-point, are now 7% above our beginning of year expectations.”

Financial Results: Second Quarter Pro Forma FFO Per Share

	2021
(all items per common share - diluted)	SECOND QUARTER	FIRST QUARTER	YEAR-TO-DATE
Net income (loss)	$(0.12)	$0.56	$0.43
NAREIT Funds From Operations (FFO)	$0.28	$0.48	$0.75
Pro forma adjustments	$0.24	$0.02	$0.27
Pro forma Funds From Operations (Pro forma FFO)	$0.52	$0.50	$1.02

AIR Operating Results: Second Quarter Same Store Revenue Up 0.8% Sequentially

The table below includes the operating results of the 92 properties of AIR that meet our Same Store definition. These properties comprise approximately 99% of AIR’s GAAP revenue.

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2021	2020	Variance	1st Qtr.	Variance	2021	2020	Variance
Revenue, before utility reimbursements	$154.2	$157.1	(1.9%)	$153.0	0.8%	$307.1	$320.0	(4.0%)
Expenses, net of utility reimbursements	45.1	43.0	5.0%	44.0	2.7%	89.1	85.7	4.0%
Net operating income (NOI)	$109.0	$114.1	(4.5%)	$109.0	—%	$218.0	$234.3	(6.9%)

Components of Same Store Revenue Growth – Second quarter year-over-year Same Store revenue growth was impacted by lower residential rental rates and increased bad debt expense, offset partially by higher average daily occupancy, increased late fees, and a recovery in commercial rents. The table below summarizes the change in the components of our Same Store revenue growth.

	SECOND QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	(2.3%)	0.2%	(2.1%)
Average Daily Occupancy	0.3%	(0.1%)	(0.6%)
Residential Net Rental Income	(2.0%)	0.1%	(2.7%)
Bad Debt	(0.6%)	(0.1%)	(1.1%)
Late Fees and Other	0.5%	0.4%	—%
Residential Revenue	(2.1%)	0.4%	(3.8%)
Commercial Revenue	0.2%	0.4%	(0.2%)
Same Store Revenue Growth	(1.9%)	0.8%	(4.0%)

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current activity.

	SECOND QUARTER			YEAR-TO-DATE			2021
	2021	2020	Variance	2021	2020	Variance	April	May	June	July*
Transacted Leases
Renewal rent changes	3.2%	5.0%	(1.8%)	2.8%	5.2%	(2.4%)	2.0%	3.0%	3.9%	5.7%
New lease rent changes	(0.9%)	(2.8%)	1.9%	(3.5%)	(1.0%)	(2.5%)	(3.6%)	(2.3%)	1.7%	5.9%
Weighted-average rent changes	1.1%	1.5%	(0.4%)	(0.7%)	2.3%	(3.0%)	(0.8%)	0.1%	2.8%	5.8%

Signed Leases
Renewal rent changes	4.6%	3.8%	0.8%	4.1%	4.6%	(0.5%)	3.9%	4.5%	5.2%	5.9%
New lease rent changes	2.7%	(4.0%)	6.7%	(0.3%)	(1.6%)	1.3%	(0.2%)	1.6%	5.9%	9.5%
Weighted-average rent changes	3.8%	0.5%	3.3%	2.2%	2.2%	—%	2.1%	3.1%	5.5%	7.5%

Average Daily Occupancy	95.4%	95.1%	0.3%	95.5%	96.1%	(0.6%)	95.4%	95.3%	95.5%	95.8%

*July leasing results are preliminary and as of July 27, 2021.

Same Store Markets – Market conditions and leasing results in the second quarter exceeded our expectations at the beginning of the year. We continue to emphasize margin and long-tern NOI growth over short-term revenue growth. This approach contributed to sequential revenue growth of 80 basis points from the first to second quarter, and more importantly positioned the business for continued acceleration through the second half of the year and into 2022.

Weighted-average signed lease changes have now trended upwards for 10 consecutive months with July new lease rates up 9.5% through July 27, 2021.

Year-to-date, we have transacted 11,700 leases with a weighted-average rate increase of 70 basis points compared to the prior lease. We have signed an additional 4,000 leases with average rate increases of 8.6%. These 15,700 leases represent approximately 80% of our anticipated full year leasing activity and have weighted-average rent increases of 2.7%. We anticipate another 3,700 leases to be signed with blended rent changes in the range of 6%-8%, and a full year blended rate increase of approximately 3%.

The following chart details changes in Same Store asking rents from December 2018 and what we expect through December 2022. Today, asking rents are 6% above our pre-COVID peak:

EFFECTIVE MARKET RENT
(History, Trend, and Projection)
$2,600
$2,500
$2,400
$2,300
$2,200
$2,100
$2,000
COVID RECOVERY
Cross over pre-COVID
peak: May '21
COVID IMPACT
11% decrease,
bottom in Sep '20
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20
Jun-21
Dec-21
Jun-22
Dec-22

In addition to accelerating market rents as shown above, leasing pace has also exceeded expectations, with second quarter leasing volume 65% ahead of 2020 and 10% above our previous high in the second quarter of 2019. Average Daily Occupancy remained stable in the second quarter despite significant increases in frictional vacancy due to the number of lease expirations in peak season. While occupancy remained stable, our leased percent, which is the percent of total apartment homes currently leased, improved from 90.7% to 93.1% during the second quarter. As of July 27, 2021, our leased percentage is now 95%; 800 basis points ahead of the same day last year and 400 basis points ahead of 2019.

Rent Collection Update

We measure residential rent collection as the amount of payments received as a percentage of all residential amounts owed. In the second quarter, we recognized 97.9% of all residential revenue owed during the quarter, treating the balance of 2.1% as bad debt. Of the 97.9% of residential revenue recognized, as of quarter-end, we collected in cash all but 120 basis points, with 96.7% of the residential rents collected. Year-to-date we have recognized 97.9% of all residential revenue and collected 97.6% of billed rents.

As of June 30, 2021, our proportionate share of gross residential accounts receivable was $12.7 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $1.1 million. Most of this balance is expected to be collected during the third quarter of 2021. Of our uncollected accounts receivable, 73% relate to California residents.

The state of California has recently expanded the SB-91 rent relief program, to allow for 100% of past due rents to be paid by state funding (vs. 80% previously). As of June 30, 2021, we had received $0.7 million in payments under these programs. We remain cautiously optimistic that this program will allow us to recover rent that was uncollected in 2020 or 2021. We expect bad debt expense to decline as emergency ordinances are lifted that suspended legal action to collect past due rents.

Commercial rental income comprised 2.7% of second quarter revenue. In the second half of 2021, we expect an increased contribution from commercial tenants as their businesses re-open and rent payments resume.

Portfolio Management

Our portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. The table below relates to the AIR portfolio, excludes the properties retained by Aimco in the separation from AIR, and excludes the properties leased to Aimco for development or redevelopment.

	SECOND QUARTER
	2021	2020	Variance
Apartment Communities	96	99	(3)
Apartment Homes	26,422	26,592	(170)
Average Revenue per Apartment Home	$2,215	$2,294	(3%)
Percentage A (2Q 2021 Average Revenue per Apartment Home $2,832)	44%	43%	1%
Percentage B (2Q 2021 Average Revenue per Apartment Home $1,982)	34%	36%	(2%)
Percentage C+ (2Q 2021 Average Revenue per Apartment Home $1,760)	22%	21%	1%
NOI Margin	70%	71%	(1%)
Free Cash Flow Margin	66%	66%	—%

Acquisitions and Dispositions – In the second quarter, we acquired City Center on 7th, a 700-apartment home community located in Pembroke Pines, Florida for $223 million. The acquisition was temporarily funded through borrowings on our revolving credit facility pending the completion of paired trade transactions later in 2021.

We expect an NOI cap rate of 4.2% during our first year of ownership. An additional 160 basis points of growth is expected as we invest approximately $10 million in capital enhancements and implement fully our best-in-class operating platform. Since acquisition 45 days ago, we've signed 27 new leases with rate increases averaging 21.5%, while increasing occupancy by 70 basis points to 97.1%.

Dispositions – We had no dispositions in the second quarter.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily long-dated debt; and we build financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, and our preferred equity.

	AS OF JUNE 30, 2021
($ in millions)	Amount	% of Total	Weighted-Avg. Maturity (Yrs.)
AIR share of long-term, non-recourse property debt	$2,601	68%	8.9
Term loans	800	21%	4.5
Outstanding borrowings on revolving credit facility	347	9%	4.8
Preferred equity*	81	2%	9.9
Total Leverage	$3,830	100%	7.6
Cash and restricted cash	(67)
Notes receivable from Aimco**	(534)
Net Leverage	$3,229

* AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

** We have notes receivable from Aimco with an aggregate principal amount of $534 million. The notes will mature on January 31, 2024, and are secured by a pool of properties owned by Aimco. We consider the notes a reduction of leverage as we expect proceeds to be used to repay current amounts outstanding.

We entered 2021 with approximately $3.2 billion of net leverage. We anticipate ending 2021 with net leverage of approximately $2.5 billion. The April equity offering and 2021 property sales are expected to reduce leverage by $920 million. This decline is somewhat offset by borrowing to fund capital projects and the City Center acquisition at a loan to value of approximately 25%.

Equity Issuance & Financing Activity

As previously announced in April, we sold 7.825 million shares of our Class A Common Stock in a private placement to a large global real estate-focused investment firm for a cash purchase price of $342 million. Proceeds raised were used to repay $318.4 million of property debt with a weighted-average interest rate of 4.6%, which resulted in a ~0.9x reduction in Net Leverage to Adjusted EBITDAre. Prepayment penalties incurred in connection with the debt repayment totaled $33.8 million. The economic cost of these prepayment penalties is expected to be substantially recovered through lower future interest expense.

On July 15, 2021, we closed on a new $350 million term loan. The loan matures on January 14, 2023, inclusive of a six month extension option, and bears interest at a LIBOR spread of 95 basis points. We used the proceeds to repay borrowings on our revolving credit facility, whose $600 million capacity is fully available.

Leverage Reduction – On Track

We target Net Leverage to Adjusted EBITDAre below 6.0x, with a current target of 5.5x by year-end.

At June 30, 2021, Net Leverage to Adjusted EBITDAre was 7.3x, a 0.5x reduction from March 31, 2021.

Liquidity

We use our revolving credit facility for working capital and other short-term purposes and to secure letters of credit. At June 30, 2021, our share of cash and restricted cash was $67 million and we had the capacity to borrow up to $249 million, under our revolving credit facility, bringing total liquidity to $316 million. Pro-forma for the closing of the July term loan, our liquidity increased to $666 million.

We manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR has been rated BBB by Standard & Poor’s. As of June 30, 2021, we held unencumbered communities with property debt with an estimated fair market value of approximately $4.2 billion; an increase of 50% from December 31, 2020. We anticipate seeking an investment grade credit rating from Moody’s. In assigning ratings, Moody’s places significant emphasis on the amount of non-recourse property debt as percentage of the undepreciated book value of a company’s assets. To achieve Moody’s required thresholds, we estimate that a Moody’s investment grade rating will require property debt to approximate $1.8 billion. At June 30, 2021 our share of property debt is $2.6 billion.

Dividend

On July 27, 2021, our Board of Directors increased our quarterly cash dividend from $0.43 to $0.44 per share of AIR Common Stock. This amount is payable on August 27, 2021, to stockholders of record on August 13, 2021.

2021 Outlook

At the midpoint, we expect FFO per share to be $2.12, up $0.11 from our previous expectations due primarily to increased Same Store NOI.

Our guidance ranges are based on the following components:

	YEAR-TO-DATE JUNE 30, 2021	FULL YEAR 2021	PREVIOUS FULL YEAR 2021
($ Amounts represent AIR Share)
Net Income (loss) per share (1)	$0.43	$(0.13) to $0.00	$0.01 to $0.14
Pro forma FFO per share	$1.02	$2.09 to $2.15	$1.96 to $2.06
Pro forma FFO per share at the mid-point	$1.02	$2.12	$2.01

Same Store Operating Components of NAREIT FFO
Revenue change compared to prior year	(4.0%)	0.50% to 1.50%	(1.50%) to 0.50%
Expense change compared to prior year	4.0%	3.00% to 2.50%	3.20% to 2.80%
NOI change compared to prior year	(6.9%)	(0.50%) to 1.00%	(3.40%) to (0.40%)

Offsite Costs
Property management expenses	$12M	~$23M	~$24M
General and administrative expenses, net of asset management income (2)	$8M	~$15M	~$16M

Other Earnings
Lease income (3)	$13M	~$27M	~$27M
Tax expense (3)	($0.8M)	~($1M)	~($1M)
Proceeds from dispositions of real estate, net	—	~$800M	~$580M

AIR Share of Capital Investments
Capital Enhancements	$35M	$65M to $75M	$45M to $55M
(1)
Does not include any gain from future property sales.
(2)
In 2021, AIR G&A is expected to be reduced by a $5.8 million payment from Aimco.
(3)
Presented net of FFO and Pro forma FFO adjustments.

In the third quarter, AIR anticipates Pro forma FFO between $0.51 and $0.55 per share.

Total Shareholder Return

The separation of AIR from Aimco created significant value for shareholders. The combined outperformance since the announcement of the separation translates to ~$1.3 billion of incremental shareholder value creation, or approximately $8.00 per share.

TSR Since Announcement (1)
90 %
80 %
70 %
60 %
50 %
40 %
30 %
20 %
10 %
—%
AIRC/AIV
UDR
EQR
ESS
AVB

This accretive capital allocation decision, builds on a long-track record of delivering strong returns to shareholders:

1-Year TSR (2)
70 %
60 %
50 %
40 %
30 %
20 %
10 %
—%
AIRC/AIV
EQR
AVB
ESS
UDR

3-Year TSR (2)
18 %
16 %
14 %
12 %
10 %
8 %
6 %
4 %
2 %
—%
AIRC/AIV
UDR
ESS
AVB
EQR

5-Year TSR (2)
14 %
12 %
10 %
8 %
6 %
4 %
2 %
—%
UDR
ESS
AIRC/AIV
EQR
AVB

10-Year TSR (2)
14%
12%
10%
8%
6%
4%
2%
0%
AIRC/AIV
ESS
UDR
AVB
EQR

(1)
Represents the combined TSR of AIR and Aimco since September 11, 2020, the last trading date prior to the September 14, 2020, announcement of the separation, through June 30, 2021.
(2)
Represents the combined TSR of AIR and Aimco for the indicated time period ending June 30, 2021.

AIR Strategic Objectives

We created AIR to be an efficient way to invest in U.S. multi-family real estate, due to its simplified business model and diversified portfolio of stabilized apartment communities. Upon AIR’s separation from Aimco, we identified 10 strategic objectives. The following table outlines our progress against these objectives.

Objective	Progress
Simple business model without complex investments or development/lease-up risk	Done

High quality and diversified portfolio of stabilized multi-family properties	Done

Best-in-class property operations	Done

Efficient cost structure with the lowest G&A as a % of total assets	Done

Predictable and diversified cash flow to support dividend payout ratio	Done

Refreshed tax basis reduces tax friction on transactions driving more efficient capital allocation	Done

Committed focus on ESG	Done

Strong growth from economic expansion, portfolio management, and accretive acquisitions of properties with upside from AIR operations	Done

Strong, flexible balance sheet with low cost of leverage	Done

Reduce net leverage to EBITDA to 5.5:1	Ahead of Plan

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 30, 2021 at 12:00 p.m. ET	Replay available until October 30, 2021
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 9955051	Passcode: 10158457
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 96 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Beth Hagan

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2021 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding sales of AIR apartment communities and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which AIR holds a partial interest, and the impact of governmental lockdowns on AIR’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; Aimco’s and AIR’s relationship with each other after the business separation; the ability and willingness of Aimco and AIR and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the business separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the business separation; and such other risks and uncertainties described from time to time in filings by AIR with the Securities and Exchange Commission (“SEC”).

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code, as amended (the “Code”), and depends on AIR’s ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review AIRs financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent documents AIR files from time to time with the SEC. Readers should also carefully review the “Risk Factors” section of the registration statements relating to the business separation, that have been filed with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations (Page 1 of 2)

(in thousands, except per share data) (unaudited)

The separation resulted in Aimco being presented as the predecessor for AIR’s financial statements. This presentation is in accordance with GAAP and is due primarily to the relative significance of AIR’s business as compared to Aimco before the separation. The financial results prior to the separation on December 15, 2020, include the financial results of AIR’s predecessor, and the financial results attributable to the apartment communities retained by Aimco in the separation are presented as discontinued operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUES
Rental and other property revenues (1)	$176,721	$181,643	$351,451	$367,686
Other revenues	1,612	—	3,295	—
Total revenues	178,333	181,643	354,746	367,686

OPERATING EXPENSES
Property operating expenses (1)	64,758	63,959	129,375	129,921
Depreciation and amortization	75,791	78,949	151,071	160,395
General and administrative expenses (2)	5,221	7,566	9,635	15,055
Other expenses, net	2,515	4,156	5,391	5,647
Total operating expenses	148,285	154,630	295,472	311,018
Interest income (3)	15,684	2,303	31,656	6,292
Interest expense, including prepayment penalties (4)	(70,807)	(44,239)	(107,842)	(81,045)
Gain on derecognition of leased properties and dispositions of real estate	3,353	47,282	87,385	47,295
Mezzanine investment income, net (5)	—	6,936	—	13,683
Income (loss) from continuing operations before income tax (expense) benefit and discontinued operations	(21,722)	39,295	70,473	42,893
Income tax (expense) benefit	2,035	783	(1,045)	2,097
Income (loss) from continuing operations	(19,687)	40,078	69,428	44,990
Income (loss) from discontinued operations, net of tax	—	3,126	—	7,191
Net income (loss)	(19,687)	43,204	69,428	52,181
Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	2,397	17	2,632	(1)
Net income attributable to preferred noncontrolling interests in AIR OP	(1,603)	(1,859)	(3,207)	(3,728)
Net (income) loss attributable to common noncontrolling interests in AIR OP	945	(2,107)	(3,491)	(2,475)
Net (income) loss attributable to noncontrolling interests	1,739	(3,949)	(4,066)	(6,204)
Net income (loss) attributable to AIR	(17,948)	39,255	65,362	45,977
Net income attributable to AIR preferred stockholders	(43)	—	(93)	—
Net income attributable to participating securities	(39)	(43)	(103)	(86)
Net income (loss) attributable to AIR common stockholders	$(18,030)	$39,212	$65,166	$45,891

Earnings (loss) per common share – basic and diluted:
Income (loss) from continuing operations attributable to AIR per common share	$(0.12)	$0.30	$0.43	$0.32
Income from discontinued operations attributable to AIR per common share	—	0.03	—	0.06
Net income (loss) attributable to AIR common stockholders per share – basic and diluted	$(0.12)	$0.33	$0.43	$0.38

Weighted-average common shares outstanding – basic (6)	154,608	119,959	151,609	119,953
Weighted-average common shares outstanding – diluted (6)	154,608	119,974	152,083	120,068

Please see the following page for footnote descriptions.

Consolidated Statements of Operations (continued) (Page 2 of 2)

(1)
Prior to the separation, Aimco sold two apartment communities in 2020. Rental and other property revenues for the three and six months ended June 30, 2020, is inclusive of $2.7 million and $6.1 million, respectively, of revenues related to Aimco’s sold properties. Property operating expenses for the three and six months ended June 30, 2020, is inclusive of $0.9 million and $1.9 million, respectively, of expenses related to Aimco’s sold properties.
(2)
In setting our G&A benchmark of 15 bps of total assets, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these platform fees and they are instead included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships.
(3)
Interest income for the three and six months ended June 30, 2021, includes $6.9 million and $13.9 million, respectively, of income associated with our notes receivable from Aimco, and $6.5 million and $12.8 million, respectively, of interest income associated with the four properties leased to Aimco commencing on January 1, 2021.
(4)
Interest expense for the three and six months ended June 30, 2021, includes $37.2 million and $38.2 million, respectively, of costs related to prepayment penalties from the repayment of property debt and the write-off of deferred financing costs associated with our previous credit facility.
(5)
In connection with the Separation, Aimco was allocated economic ownership of the mezzanine loan investment and option to acquire a 30% equity interest in the partnership. Subsequent to the Separation, all risks and rewards of ownership are Aimco’s, but legal transfer is not complete. During the three and six months ended June 30, 2020, we recognized $6.9 million and $13.7 million of income, respectively, in connection with the mezzanine loan. For the three and six months ended June 30, 2021, the mezzanine investment income was entirely offset by an expense to recognize the requirement that this income be contributed to Aimco.
(6)
During the fourth quarter of 2020, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented, while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. Basic and diluted weighted-average common shares outstanding were 148,535 and 148,553, respectively, as previously reported for the three months ended June 30, 2020. Basic and diluted weighted-average common shares outstanding were 148,527 and 148,670, respectively, as previously reported for the six months ended June 30, 2020.

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2021	2020
Assets
Real estate	$7,258,778	$7,468,864
Accumulated depreciation	(2,510,690)	(2,455,505)
Net real estate	4,748,088	5,013,359
Cash and cash equivalents	59,401	44,214
Restricted cash	21,300	29,266
Notes receivable from Aimco	534,127	534,127
Leased real estate assets	479,441	—
Goodwill	32,286	32,286
Other assets (1)	555,189	576,026
Total Assets	$6,429,832	$6,229,278

Liabilities and Equity
Non-recourse property debt	$3,079,576	$3,646,093
Debt issue costs	(14,773)	(17,857)
Non-recourse property debt, net	3,064,803	3,628,236
Term loans, net	796,658	349,164
Revolving credit facility borrowings	347,200	265,600
Accrued liabilities and other (1)	570,040	598,736
Total Liabilities	4,778,701	4,841,736

Preferred noncontrolling interests in AIR OP	79,375	79,449

Equity:
Perpetual preferred stock	2,000	2,000
Class A Common Stock	1,569	1,489
Additional paid-in capital	3,773,173	3,432,121
Accumulated other comprehensive income	—	3,039
Distributions in excess of earnings	(2,197,843)	(2,131,798)
Total AIR equity	1,578,899	1,306,851
Noncontrolling interests in consolidated real estate partnerships	(67,531)	(61,943)
Common noncontrolling interests in AIR OP	60,388	63,185
Total Equity	1,571,756	1,308,093
Total Liabilities and Equity	$6,429,832	$6,229,278

(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of our interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer is not complete.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three and Six Months Ended June 30, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Net income (loss) attributable to AIR common stockholders	$(18,030)	$65,166
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	69,588	139,083
Gain on dispositions and derecognition of leased properties (1)	(3,353)	(87,385)
Income tax adjustments related to gain on dispositions and other tax-related items	(1,528)	272
Common noncontrolling interests in AIR OP’s share of above adjustments	(3,217)	(2,573)
Amounts allocable to participating securities	(7)	—
NAREIT FFO attributable to AIR common stockholders	$43,453	$114,563
Adjustments, all net of common noncontrolling interests in AIR OP and participating securities:
Separation costs (2)	285	2,342
Prepayment penalties (3)	36,047	36,990
Non-cash straight-line rent (4)	635	1,270
Incremental cash received from leased properties (1)	140	294
Pro Forma FFO	$80,560	$155,459

Weighted-average common shares outstanding – basic	154,608	151,609
Dilutive common share equivalents	504	474
Total shares and dilutive share equivalents	155,112	152,083

Net income (loss) attributable to AIR per common share – basic and diluted	$(0.12)	$0.43
NAREIT FFO per share – diluted	$0.28	$0.75
Pro forma FFO per share – diluted	$0.52	$1.02

(1)
Commencing on January 1 2021 and June 1, 2021, we leased four properties and one land parcel, respectively, to Aimco for redevelopment and development, which resulted in derecognizing the net book value of these properties and recording of leased real estate assets on the respective lease commencement date. During the three and six months ended June 30, 2021, we recognized $3.4 million and $87.1 million of gain, respectively, associated with these transactions. Due to the terms of these leases, during 2021 cash received exceeds GAAP income. We include the cash lease income in Pro forma FFO.
(2)
During 2021, we incurred tax, legal and other costs in connection with the separation. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.
(3)
As a result of refinancing activities in 2021, we incurred debt extinguishment costs and wrote-off capitalized deferred financing costs related to our previous credit facility and the prepayment of debt during the quarter. We excluded such costs from Pro forma FFO because we believe these costs are not representative of ongoing operating performance.
(4)
In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on our consolidated statements of operations.

Supplemental Schedule 2(a)

Funds From Operations Information

Three and Six Months Ended June 30, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Revenues, before utility reimbursements
Same Store	$167,287	$333,404
Other Real Estate (1)	2,395	4,106
Total revenues, before utility reimbursements	169,682	337,510
Expenses, net of utility reimbursements
Same Store	48,916	96,526
Other Real Estate (1)	1,355	2,570
Total expenses, net of utility reimbursements	50,271	99,096
Net operating income	119,411	238,414
Lease income	6,457	12,898
Property management expenses, net	(5,250)	(11,588)
Property income	120,618	239,724

General and administrative expenses (2)	(3,142)	(7,556)

Interest expense, including prepayment penalties	(70,807)	(107,842)
Preferred dividends	(1,646)	(3,300)
Interest income from note receivable from Aimco	6,944	13,889
Interest income	2,283	4,869
Total cost of capital	(63,226)	(92,384)

Casualties	(585)	(1,457)
Depreciation and amortization related to non-real estate assets	(869)	(1,385)
Land leases	(1,321)	(2,634)
Other expenses, net	(1,194)	(2,757)
Tax (expense) benefit, net	505	(770)
Total other	(3,464)	(9,003)

Common noncontrolling interests in AIR OP	(2,318)	(6,167)
Proportionate adjustments	(5,015)	(10,051)

NAREIT FFO attributable to AIR common stockholders	$43,453	$114,563
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	37,107	40,896
Pro forma FFO attributable to AIR common stockholders	$80,560	$155,459

(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.
(2)
In setting our G&A benchmark of 15 bps of total assets, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, these platform fees are included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships in our consolidated statements of operations.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Six Months Ended June 30, 2021 Compared to Three and Six Months Ended June 30, 2020

(proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests (1)
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Revenues, before utility reimbursements	$13,133	$650	$26,253	$1,328
Expenses, net of utility reimbursements	3,783	178	7,444	359
Net operating income	9,350	472	18,809	969

Property management expenses, net	(409)	(29)	(817)	(60)
Casualties	(13)	—	(70)	(2)
Other expense, net	(23)	(2)	(29)	(5)
Interest expense on non-recourse property debt	(3,828)	(146)	(7,711)	(292)
Contribution from real estate operations	5,077	295	10,182	610

Other non-property expenses, net	(62)	(17)	(131)	(31)
FFO from real estate operations	$5,015	$278	$10,051	$579

Total apartment communities	16	4
Total apartment homes	5,369	2,016
Noncontrolling interests’ share of consolidated apartment homes	1,721	142

(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture transaction that closed on September 8, 2020.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

The table below presents the operating results of AIR’s 96 property portfolio in consolidated amounts not adjusted for noncontrolling interest.

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Revenues, before utility reimbursements

Same Store	$167,287	$166,117	$163,585	$166,822	$171,042

Other Real Estate (1)	2,395	1,711	2,710	2,012	1,638

Total revenues, before utility reimbursements	169,682	167,828	166,295	168,834	172,680

Expenses, net of utility reimbursements

Same Store	48,916	47,610	48,160	48,836	46,577

Other Real Estate (1)	1,355	1,215	2,161	1,985	1,853

Total expenses, net of utility reimbursements	50,271	48,825	50,321	50,821	48,430

Property Net Operating Income

Same Store	118,371	118,507	115,425	117,986	124,465

Other Real Estate (1)	1,040	496	549	27	(215)

Total Property Net Operating Income	$119,411	$119,003	$115,974	$118,013	$124,250
(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.

Supplemental Schedule 4

Apartment Home Summary

As of June 30, 2021

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store	92	25,427	23,706
Other Real Estate	4	995	995
Total Portfolio	96	26,422	24,701

Properties Currently Leased to Aimco (1)	4	865	865

(1)
As of June 30,2021, we leased four properties to Aimco for development and redevelopment with an initial value of $467.0 million and quarterly cash lease income of $6.6 million. AIR has the option to purchase the improved assets at a discount to their fair value, when property operations are stabilized, currently expected between January 1, 2024 and January 1, 2025. Additionally, during the quarter we leased one vacant land parcel to Aimco, which has an initial value of $12.8 million, quarterly cash lease income of approximately $0.1 million, and expected stabilization in 2025.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of June 30, 2021

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable	$3,065,071	$(478,231)	$2,586,840	8.9		3.5%
Floating rate tax-exempt bonds	14,505	(1)	14,504	12.0		1.0%
Total non-recourse property debt	$3,079,576	$(478,232)	$2,601,344	8.9		3.5%

Term Loans	800,000	—	800,000	4.5	(1)	1.6%
Revolving credit facility borrowings	347,200	—	347,200	4.8	(1)	1.1%
Preferred equity	81,375	—	81,375	9.9	(2)	8.1%
Total leverage	$4,308,151	$(478,232)	$3,829,919	7.6		2.9%

Cash and restricted cash (3)	(70,878)	4,305	(66,573)			n/a
Notes receivable from Aimco (4)	(534,127)	—	(534,127)			5.2%
Net leverage	$3,703,146	$(473,927)	$3,229,219			2.6%

Leverage Ratios Second Quarter 2021 (5)

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	7.1x
Net Leverage to Adjusted EBITDAre	7.3x

Unsecured Credit Facility Covenants	June 30, 2021	Covenant
Fixed Charge Coverage Ratio	2.00x	1.50x
Leverage Ratio	46.2%	≤ 60.0%
Secured Indebtedness Ratio (6)	31.8%	≤ 45.0%
Unsecured Leverage Ratio	40.1%	≤ 60.0%

(1)
Assumes exercise of extension options.
(2)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(3)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(4)
Reflects AIR’s receipt of notes receivable from Aimco as part of the separation. The notes mature on January 31, 2024.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.
(6)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of June 30, 2021

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Term Loans		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q3	$11,511	$—	$11,511	$—		$11,511	—%	—%
2021 Q4	12,136	—	12,136	—		12,136	—%	—%
Total 2021	23,647	—	23,647	—		23,647	—%	—%

2022 Q1	12,252	—	12,252	—		12,252	—%	—%
2022 Q2	12,337	—	12,337	—		12,337	—%	—%
2022 Q3	12,445	—	12,445	—		12,445	—%	—%
2022 Q4	12,290	110,434	122,724	—		122,724	3.25%	4.4%
Total 2022	49,324	110,434	159,758	—		159,758	3.25%	4.4%

2023	47,865	49,860	97,725	—		97,725	1.47%	3.9%
2024	48,898	—	48,898	—		48,898	—%	—%
2025	48,827	269,411	318,238	600,000	(1)	918,238	25.56%	2.1%
2026	42,478	198,205	240,683	200,000		440,683	11.71%	2.6%
2027	35,425	225,249	260,674	—		260,674	6.62%	3.5%
2028	32,312	210,778	243,090	—		243,090	6.20%	3.8%
2029	22,897	236,239	259,136	—		259,136	6.95%	4.3%
2030	20,338	328,920	349,258	—		349,258	9.67%	3.1%
Thereafter	149,913	450,324	600,237	—		600,237	13.24%	3.1%
Total	$521,924	$2,079,420	$2,601,344	$800,000		$3,401,344	84.66%	3.0%

(1) Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of June 30, 2021	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,935,920	n/a	8.08%	79,375
Total Preferred Equity			8.09%	$81,375

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

June 30, 2021
Class A Common Stock outstanding	156,534
Participating unvested restricted stock	115
Dilutive options, share equivalents and non-participating unvested restricted stock	602
Total shares and dilutive share equivalents	157,251
Common Partnership Units and equivalents outstanding	8,065
Total shares, units, and dilutive share equivalents	165,316

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2021.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2021	2Q 2020	2Q 2021	2Q 2020

Bay Area	9	2,212	1,657	$13,883	$15,115	(8.2%)	$3,744	$3,511	6.6%	$10,139	$11,604	(12.6%)	73.0%	94.6%	95.7%	$2,952	$3,176

Boston	11	2,462	2,462	16,745	17,146	(2.3%)	5,132	5,063	1.4%	11,613	12,083	(3.9%)	69.4%	95.7%	95.5%	2,369	2,431

Denver	7	2,026	1,987	10,445	9,500	9.9%	3,056	2,583	18.3%	7,389	6,917	6.8%	70.7%	95.4%	90.7%	1,837	1,756

Greater Washington, DC	11	5,238	5,215	24,919	25,099	(0.7%)	7,037	6,773	3.9%	17,882	18,326	(2.4%)	71.8%	95.7%	96.6%	1,664	1,661

Los Angeles	13	4,347	3,498	28,293	30,409	(7.0%)	7,096	6,712	5.7%	21,197	23,697	(10.5%)	74.9%	96.5%	94.7%	2,794	3,060

Miami	5	1,725	1,725	11,585	10,646	8.8%	4,002	3,906	2.5%	7,583	6,740	12.5%	65.5%	97.5%	94.4%	2,297	2,180

Philadelphia	9	2,748	2,669	19,251	20,436	(5.8%)	6,082	5,611	8.4%	13,169	14,825	(11.2%)	68.4%	91.3%	95.3%	2,633	2,677

San Diego	9	3,051	2,875	18,132	17,545	3.3%	4,012	3,974	1.0%	14,120	13,571	4.0%	77.9%	97.2%	96.0%	2,163	2,119

Other Markets	18	1,618	1,618	10,901	11,236	(3.0%)	4,982	4,864	2.4%	5,919	6,372	(7.1%)	54.3%	93.6%	94.6%	2,400	2,446

Total	92	25,427	23,706	$154,154	$157,132	(1.9%)	$45,143	$42,997	5.0%	$109,011	$114,135	(4.5%)	70.7%	95.4%	95.1%	$2,272	$2,322
(1)
Approximately 60 basis points of the second quarter 2021 year-over-year decline in revenue growth is attributable to elevated bad debt expense.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended June 30, 2021 Compared to Three Months Ended March 31, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2021.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2021	1Q 2021	Growth	2Q 2021	1Q 2021	Growth	2Q 2021	1Q 2021	Growth	2Q 2021	2Q 2021	1Q 2021	2Q 2021	1Q 2021

Bay Area	9	2,212	1,657	$13,883	$13,929	(0.3%)	$3,744	$3,680	1.7%	$10,139	$10,249	(1.1%)	73.0%	94.6%	92.4%	$2,952	$3,033

Boston	11	2,462	2,462	16,745	16,697	0.3%	5,132	5,340	(3.9%)	11,613	11,357	2.3%	69.4%	95.7%	96.6%	2,369	2,339

Denver	7	2,026	1,987	10,445	10,206	2.3%	3,056	2,708	12.9%	7,389	7,498	(1.5%)	70.7%	95.4%	96.0%	1,837	1,784

Greater Washington, DC	11	5,238	5,215	24,919	24,954	(0.1%)	7,037	6,676	5.4%	17,882	18,278	(2.2%)	71.8%	95.7%	96.6%	1,664	1,651

Los Angeles	13	4,347	3,498	28,293	28,445	(0.5%)	7,096	6,911	2.7%	21,197	21,534	(1.6%)	74.9%	96.5%	96.7%	2,794	2,803

Miami	5	1,725	1,725	11,585	11,206	3.4%	4,002	3,806	5.1%	7,583	7,400	2.5%	65.5%	97.5%	97.9%	2,297	2,212

Philadelphia	9	2,748	2,669	19,251	19,133	0.6%	6,082	5,819	4.5%	13,169	13,314	(1.1%)	68.4%	91.3%	90.4%	2,633	2,644

San Diego	9	3,051	2,875	18,132	17,815	1.8%	4,012	3,994	0.5%	14,120	13,821	2.2%	77.9%	97.2%	98.1%	2,163	2,107

Other Markets	18	1,618	1,618	10,901	10,608	2.8%	4,982	5,026	(0.9%)	5,919	5,582	6.0%	54.3%	93.6%	92.0%	2,400	2,376

Total	92	25,427	23,706	$154,154	$152,993	0.8%	$45,143	$43,960	2.7%	$109,011	$109,033	—%	70.7%	95.4%	95.5%	$2,272	$2,252

Supplemental Schedule 6(c)

Same Store Operating Results

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2021.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 2Q 2021	YTD 2Q 2020	Growth	YTD 2Q 2021	YTD 2Q 2020	Growth	YTD 2Q 2021	YTD 2Q 2020	Growth	YTD 2Q 2021	YTD 2Q 2021	YTD 2Q 2020	YTD 2Q 2021	YTD 2Q 2020

Bay Area	9	2,212	1,657	$27,812	$30,450	(8.7%)	$7,424	$6,921	7.3%	$20,388	$23,529	(13.3%)	73.3%	93.5%	96.4%	$2,992	$3,177

Boston	11	2,462	2,462	33,442	35,093	(4.7%)	10,472	10,161	3.1%	22,970	24,932	(7.9%)	68.7%	96.2%	96.9%	$2,354	$2,452

Denver	7	2,026	1,987	20,651	19,143	7.9%	5,764	5,084	13.4%	14,887	14,059	5.9%	72.1%	95.7%	91.2%	$1,810	$1,759

Greater Washington, DC	11	5,238	5,215	49,873	50,536	(1.3%)	13,713	13,467	1.8%	36,160	37,069	(2.5%)	72.5%	96.2%	97.4%	$1,658	$1,658

Los Angeles	13	4,347	3,498	56,738	62,212	(8.8%)	14,007	13,367	4.8%	42,731	48,845	(12.5%)	75.3%	96.6%	96.0%	$2,799	$3,088

Miami	5	1,725	1,725	22,791	21,929	3.9%	7,808	7,724	1.1%	14,983	14,205	5.5%	65.7%	97.7%	95.4%	$2,254	$2,221

Philadelphia	9	2,748	2,669	38,384	41,445	(7.4%)	11,901	11,087	7.3%	26,483	30,358	(12.8%)	69.0%	90.8%	96.7%	$2,639	$2,677

San Diego	9	3,051	2,875	35,947	35,385	1.6%	8,006	7,824	2.3%	27,941	27,561	1.4%	77.7%	97.6%	96.8%	$2,135	$2,120

Other Markets	18	1,618	1,618	21,509	23,824	(9.7%)	10,008	10,055	(0.5%)	11,501	13,769	(16.5%)	53.5%	92.8%	95.9%	$2,388	$2,558

Total	92	25,427	23,706	$307,147	$320,017	(4.0%)	$89,103	$85,690	4.0%	$218,044	$234,327	(6.9%)	71.0%	95.5%	96.1%	$2,262	$2,340

(1)
Approximately 110 basis points of the year-to-date 2021 year-over-year decline in revenue growth is attributable to elevated bad debt expense.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2021	% of Total	2Q 2020	$ Change	% Change
Operating expenses (1)	$21,952	48.6%	$21,348	$604	2.8%
Utility expense, net of reimbursement	2,436	5.4%	2,318	118	5.1%
Real estate taxes	18,121	40.1%	17,305	816	4.7%
Insurance	2,634	5.9%	2,026	608	30.0%
Total	$45,143	100.0%	$42,997	$2,146	5.0%

Sequential Comparison

	2Q 2021	% of Total	1Q 2021	$ Change	% Change
Operating expenses (1)	$21,952	48.6%	$20,295	$1,657	8.2%
Utility expense, net of reimbursement	2,436	5.4%	2,830	(394)	(13.9%)
Real estate taxes	18,121	40.1%	18,435	(314)	(1.7%)
Insurance	2,634	5.9%	2,400	234	9.8%
Total	$45,143	100.0%	$43,960	$1,183	2.7%

Year-To-Date Comparison

	YTD 2Q 2021	% of Total	YTD 2Q 2020	$ Change	% Change
Operating expenses (1)	$42,247	47.4%	$41,520	$727	1.8%
Utility expense, net of reimbursement	5,266	5.9%	5,202	64	1.2%
Real estate taxes	36,556	41.0%	34,878	1,678	4.8%
Insurance	5,034	5.7%	4,090	944	23.1%
Total	$89,103	100.0%	$85,690	$3,413	4.0%

(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses. Year-over-year operating expenses are elevated due to a significant reduction in spend during the second quarter of 2020.

Supplemental Schedule 7

Portfolio Data by Market

Second Quarter 2021 Compared to Second Quarter 2020

(unaudited)

	Quarter Ended June 30, 2021					Quarter Ended June 30, 2020
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	9	2,212	1,657	9.3%	$2,952	10	2,322	2,322	12.6%	$3,212

Boston	11	2,462	2,462	10.6%	2,369	12	2,598	2,462	9.9%	2,431

Denver	7	2,026	1,987	6.7%	1,837	8	2,279	2,240	5.5%	1,757

Greater Washington, DC	11	5,238	5,215	16.4%	1,664	11	5,238	5,215	15.0%	1,661

Los Angeles	13	4,347	3,498	19.5%	2,794	13	4,347	4,347	22.9%	2,958

Miami	6	2,425	2,425	7.5%	1,897	6	2,091	2,091	5.6%	1,796

Philadelphia	9	2,748	2,669	11.1%	2,462	9	2,748	2,669	11.2%	2,511

San Diego	9	3,051	2,875	12.9%	2,163	9	3,051	3,051	11.7%	2,105

Other Markets	21	1,913	1,913	6.0%	2,388	21	1,918	1,918	5.6%	2,380

Total	96	26,422	24,701	100.0%	$2,215	99	26,592	26,315	100.0%	$2,294

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition and Acquisition Activity

We did not dispose of any apartment communities during 2021.

Full Year 2021 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home (1)

City Center on 7th	Pembroke Pines, FL	June	700	$222.7	$1,892

(1)
Represents average rent per apartment home for leases in place at the time of acquisition.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three and Six Months Ended June 30, 2021

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, excluding activities related to properties leased to Aimco.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Capital Additions (1)
Capital Replacements
Buildings and grounds	$5,056	$13,277
Turnover capital additions	896	896
Capitalized site payroll and indirect costs	1,472	1,472
Capital Replacements	7,424	15,645
Capital Improvements	2,336	3,904
Capital Enhancements	27,707	37,641
Other Capital Expenditures	2,631	4,457
Total	$40,098	$61,647

Total apartment homes	26,422	26,422

Capital Replacements per apartment home	$281	$592

(1)
For the three and six months ended June 30, 2021, capital additions for our apartment communities included $0.4 million and $1.1 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR Operating Partnership: Apartment Income REIT, L.P., formerly Aimco Properties, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 93.2% of the legal interest in the common partnership units of the AIR Operating Partnership and 95.0% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

OTHER CAPITAL EXPENDITURES: May include capital expenditures: (i) contemplated in the underwriting of our recently acquired communities; and (ii) capitalized costs incurred in connection with the restoration of an apartment community after a casualty event. We expect these amounts to be significantly reduced under our business model. After the separation, certain properties are leased to Aimco for development and redevelopment.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre below 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and our notes receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of interest income recognized related to our investment in the subordinated tranches in a securitization trust holding primarily AIR property debt, as we view our interest cost on this debt to be net of any interest income received;
•
the income recognized related to our notes receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash exceeds GAAP lease income for the four properties and one vacant land parcel leased to Aimco for redevelopment and development.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended June 30, 2021, is as follows (in thousands, unaudited):

Quarter Ended
June 30, 2021
Net loss	$(19,687)
Adjustments:
Interest expense	70,807
Income tax benefit	(2,035)
Depreciation and amortization	75,791
Gain on derecognition of leased properties and dispositions of real estate	(3,353)
EBITDAre	$121,523
Net loss from continuing operations attributable to noncontrolling interests in consolidated real estate partnerships	2,397
EBITDAre adjustments attributable to noncontrolling interests	(9,200)
Interest income on securitization investment and notes receivable from Aimco	(9,215)
Pro forma FFO adjustments, net (1)	4,822
Adjusted EBITDAre	$110,327
Annualized Adjusted EBITDAre	$441,308
(1)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1 and an adjustment to reflect the acquisition of City Center on 7th as if the transaction closed on April 1, 2021.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$178,333	$64,758	$354,746	$129,375
Adjustment: Utilities reimbursement (1)	(7,039)	(7,039)	(13,937)	(13,937)
Adjustment: Sold properties and other amounts not allocated (2)	(1,612)	(7,448)	(3,299)	(16,342)
Total (per Supplemental Schedule 2)	169,682	50,271	337,510	99,096
Proportionate adjustment (3)	(13,133)	(3,783)	(26,253)	(7,444)
Proportionate property net operating income	$156,549	$46,488	$311,257	$91,652

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$167,287	$48,916	$333,404	$96,526
Proportionate adjustment (3)	(13,133)	(3,773)	(26,257)	(7,423)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$154,154	$45,143	$307,147	$89,103

(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6. The California joint venture was formed in the third quarter of 2020. Supplemental Schedule 6 has been presented to show the effects of the closing of the California joint venture as if it had occurred at the beginning of the earliest period presented.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2020 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended June 30, 2021, Turnover was 43.3%, 330 basis points higher than the twelve months ended June 30, 2020. Inclusive of intra-community transfers, Turnover was 48.8% for the trailing twelve months ended June 30, 2021.

Retention represents the inverse of Turnover, as defined above.